AMENDMENT NO.

10 TO THE

SUBADVISORY AGREEMENT

This AMENDMENT NO. 10 TO THE SUBADVISORY AGREEMENT (the “Amendment”) is dated as of April 29, 2024 by and between SUNAMERICA ASSET MANAGEMENT, LLC (formerly, SunAmerica Asset Management Corp.), a Delaware limited liability company (the “Adviser”), and J.P. MORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Subadviser”).

W I T N E S S E T H:

WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated November 1, 2005, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain series (the “Portfolios”) of the Trust, as listed on Schedule A of the Subadvisory Agreement;

WHEREAS, the Board of Trustees of the Trust, including a majority of trustees who are not “interested persons” of the Trust as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), has approved this Amendment with respect to the SA JPMorgan Ultra Short Bond Portfolio (formerly, SA DFA Ultra Short Bond Portfolio) (the “New Portfolio”);

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A to the Subadvisory Agreement is hereby replaced with Schedule A attached hereto.
2.

Term. The Subadvisory Agreement shall become effective as to the New Portfolio on the date set forth on Schedule A and shall continue in effect for two years from its effective date unless sooner terminated in accordance with the terms of the Subadvisory Agreement.

3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
4.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

5.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John Genoy
Name:	John Genoy
Title:	President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Bootsie Beeks
Name:	Bootsie Beeks
Title:	Vice President

SCHEDULE A

Effective April 29, 2024

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)

SA JPMorgan Global Equities Portfolio (Tax ID No. 13-7002447	0.45% on the first $50 million 0.40% on the next $100 million 0.35% on the next $350 million 0.30% over $500 million
SA JPMorgan Diversified Balanced Portfolio (Tax ID No. 95-4572884	0.40% on the first $50 million 0.30% on the next $100 million 0.25% over $150 million
SA JPMorgan Mid-Cap Growth Portfolio (Tax ID No. 95-4734552)	0.40% on the first $500 million 0.36% over $500 million
SA JPMorgan Equity-Income Portfolio (Tax ID No. 13-7002446)	0.35% on the first $50 million 0.30% on the next $100 million 0.25% on the next $150 million 0.20% on the next $200 million 0.15% over $500 million
SA JPMorgan Emerging Markets Portfolio (Tax ID No. 95-4628600)	0.60% on all assets
SA JPMorgan MFS Core Bond Portfolio (f/k/a Total Return Bond Portfolio) (Tax ID No. 22-6640287)	0.11% on all assets
SA JPMorgan Large Cap Core Portfolio (Tax ID No. 95-4572891)	0.20% on the first $500 million 0.18% on the next $500 million 0.17% over $1 billion
SA JPMorgan Ultra-Short Bond Portfolio (Tax ID No. 13-7002445)	0.09% on all assets